SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTION, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



                                                   Commission File No. 000-03296


| | Form 10-K  |  | Form 20-F  |  | Form 11-K  |X| Form 10-Q  |  |  Form N-SAR

For the period ended: March 31, 2004

|  |   Transition Report on Form 10-K
|  |   Transition Report on Form 20-F
|  |   Transition Report on Form 11-K
|  |   Transition Report on Form 10-Q
|  |   Transition Report on Form N-SAR

For the transition period ended:


  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

________________________________________________________________________________
Part I-Registrant Information
________________________________________________________________________________
Full name of Registrant:                          Tradequest International, Inc.
Former name if Applicable:                        ------------------------------
Address of Principal Executive Office
(Street and Number):                               4938 Hidden Cove Drive,
                                                   -----------------------
City, State and Zip Code:                          Taylorsville, Utah 84123
                                                   ------------------------
________________________________________________________________________________
Part II-Rule 12b-25(b) and (c)
________________________________________________________________________________
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X| (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________
Part III-Narrative
________________________________________________________________________________
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     Registrant did not obtain all information prior to filing date and attorney and accountant could not complete the required legal information and financial statements and management could not complete Management's Discussion and Analysis of such financial statements by May 17, 2004.


(Attach extra sheets if needed.)

________________________________________________________________________________
Part IV-Other Information
________________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification:

 Randall K. Read           801                     897-0245
_______________________________________________________________________________
     (Name)             (Area Code)           (Telephone Number)




     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                                  |X| Yes | | No
If the answer is no, identify report(s)

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  | | Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                         Tradequest International, Inc.
________________________________________________________________________________

                   Name of Registrant as Specified in Charter


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 17, 2004                   By: /s/ Randall K. Read
      -------------                      --------------------
                                         Randall K. Read
                                         President





INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

________________________________________________________________________________

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).